                                    CONTRACT
                         BETWEEN THE STATE OF TENNESSEE,
                    DEPARTMENT OF FINANCE AND ADMINISTRATION
                                       AND
                NATIONAL INFORMATION CONSORTIUM USA, INCORPORATED


This Contract, by and between the State of Tennessee, Department of Finance and Administration, hereinafter referred to as the "State" and National Information Consortium USA, Incorporated, hereinafter referred to as the "Contractor," is for the provision of an Internet Portal and associated support services, as further defined in the "SCOPE OF SERVICES."

The Contractor is a for-profit corporation. The Contractor's address is:

12 Corporate Woods
10975 Benson Street, Suite 390
Overland Park, KS 66210

The Contractor's place of incorporation or organization is Kansas.

A.      SCOPE OF SERVICES:

A.1. The Contractor agrees to perform the services as defined in the Request for Proposals for Portal Services (RFP Number 31703-004), including all documents referenced in Subsection E.8, below.

B.      CONTRACT TERM:

B.1. CONTRACT TERM. This Contract shall be effective for the period commencing on 8/28/2000 and ending on 8/27/2003. The State shall have no obligation for services rendered by the Contractor which are not performed within the specified period.

B.2. TERM EXTENSION. The State reserves the right to extend this Contract for two additional one-year periods, provided that the State notifies the Contractor in writing of its intention to do so at least thirty (30) days prior to the contract expiration date. An extension of the term of this Contract will be effected through an amendment to the Contract. If the extension of the Contract necessitates additional funding beyond that which was included in the original Contract, the increase in the State's maximum liability will also be effected through an amendment to the Contract and shall be based upon rates provided for in the original contract.

C.      PAYMENT TERMS AND CONDITIONS:

C.1. MAXIMUM LIABILITY. In no event shall the maximum liability of the State under this Contract exceed Two Million Eight Hundred Sixty-Two Thousand Five Hundred Dollars ($2,862,500.00). The Service Rates in Section C.3 shall constitute the entire compensation due the Contractor for the Service and all of the Contractor's obligations hereunder regardless of the difficulty, materials or equipment required. The Service Rates include, but are not limited to, all applicable taxes, fees, overheads, and all other direct and indirect costs incurred or to be incurred by the Contractor.

        The Contractor is not entitled to be paid the maximum liability for any period under the Contract or any extensions of the Contract for work not requested by the State. The maximum liability represents available funds for payment to the Contractor and does not guarantee payment of any such funds to the Contractor under this Contract unless the State requests work and the Contractor performs said work. In which case, the Contractor shall be paid in accordance with the Service Rates detailed in Section C.3. The State is under no obligation to request work from the Contractor in any specific
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        dollar amounts or to request any work at all from the Contractor during any period of this Contract.

C.2. COMPENSATION FIRM. The Service Rates and the Maximum Liability of the State under this Contract are firm for the duration of the Contract and are not subject to escalation for any reason unless amended.

C.3. PAYMENT METHODOLOGY. The Contractor shall be compensated based on the Service Rates herein for units of service authorized by the State in a total amount not to exceed the Contract Maximum Liability established in Section C.1. The Contractor's compensation shall be contingent upon the satisfactory completion of units of service or project milestones defined in Section A. The Contractor shall be compensated based upon the following Service Rates and Payment Rates shown below:

                                                       AMOUNT PER
        SERVICE UNIT/MILESTONE                         TRANSACTION
        ----------------------                         -----------
        Driver's License renewals                        $2.50
        Driver's License reinstatements                  $1.00
        Professional License renewals                    $3.50
        Corporate Certificates and Copies                $2.00
        TENNCare Eligibility Verification                $0.00
        Personalized Motor Vehicle Tag                   $3.00
        Environmental Licenses and Permits               $2.00
        Simple Database Search                           $1.00
        Intermediate Database Search                     $1.00
        Vital Records                                    $1.00

        The Contractor shall be compensated for securing and supporting Premium Service Subscribers on an annual basis, the following annual fee:

        SERVICE UNIT/MILESTONE                      ANNUAL FEE
        ----------------------                      ----------
        Premium Service Subscriber                    $75.00

        The Contractor shall be compensated for each Consulting Classification Skill, based on the following payment rate per hour:

        SERVICE/CLASSIFICATION                 PAYMENT RATE PER HOUR
        ----------------------                 ---------------------
        Web Designer                                  $65.00
        Web Publisher                                 $55.00
        Advanced Web Publisher                        $80.00
        Web Programmer/Analyst                        $65.00
        Advanced Web Programmer/Analyst               $80.00

        The Contractor shall submit monthly invoices, in form and substance acceptable to the State with all of the necessary supporting documentation, prior to any payment. Such
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        invoices shall be submitted for completed units of service or project milestones for the amount stipulated. The Contractor shall not be compensated for travel time to the primary location of service provision.

C.4. TRAVEL COMPENSATION. The Contractor shall not be compensated or reimbursed for travel, meals, or lodging.

C.5 PAYMENT PROCEDURE. The State will pay the Portal Contractor upon submission and approval of a consolidated invoice. The consolidated invoice should be broken down by State agency and related Portal application and should be available to the State in an electronic file format. The Portal Contractor will capture relevant accounting information so that Portal processing fees can be properly recorded in the State's financial system.

        The Contractor must provide an on-line Premium Subscriber Billing System for premium service subscribers. Subscribers must be able to access and review their invoices on-line over the Portal. The State will define to the Contractor the accounting information, credit terms and processing cycle for this billing process. The Premium Service Subscribers will pay the Contractor based upon these invoices.

C.6. PAYMENT OF INVOICE. The payment of the invoice by the State shall not prejudice the State's right to object to or question any invoice or matter in relation thereto. Such payment by the State shall neither be construed as acceptance of any part of the work or service provided nor as an approval of any of the amounts invoiced therein.

C.7. INVOICE REDUCTIONS. The Contractor's invoice shall be subject to reduction for amounts included in any invoice or payment theretofore made which are determined by the State, on the basis of audits conducted in accordance with the terms of this contract, not to constitute proper remuneration for compensable services.

C.8. DEDUCTIONS. The State reserves the right to deduct from amounts which are or shall become due and payable to the Contractor under this or any contract between the Contractor and the State of Tennessee any amounts which are or shall become due and payable to the State of Tennessee by the Contractor.

C.9. AUTOMATIC DEPOSITS. The Contractor shall complete and sign an "Authorization Agreement for Automatic Deposit (ACH Credits) Form." This form shall be provided to the Contractor by the State. Once this form has been completed and submitted to the State by the Contractor all payments to the Contractor, under this or any other contract the Contractor has with the State of Tennessee shall be made by Automated Clearing House (ACH). The Contractor shall not invoice the State for services until the Contractor has completed this form and submitted it to the State.

D.      STANDARD TERMS AND CONDITIONS:

D.1. REQUIRED APPROVALS. The State is not bound by this Contract until it is approved by the appropriate State officials in accordance with applicable Tennessee State laws and regulations.

D.2. MODIFICATION AND AMENDMENT. This Contract may be modified only by a written amendment executed by all parties hereto and approved by the appropriate Tennessee State officials in accordance with applicable Tennessee State laws and regulations.

D.3. TERMINATION FOR CONVENIENCE. The State may terminate this Contract without cause for any reason. Said termination shall not be deemed a Breach of Contract by the State. The State shall give the Contractor at least ninety (90) days written notice before the effective termination date.

D.3.a. The Contractor shall be entitled to receive compensation for satisfactory, authorized service completed as of the termination date, but in no event shall the State be liable to the Contractor for compensation for any service which has not been rendered.
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D.3.b.  Upon such termination, the Contractor shall have no right to any actual general, special, incidental, consequential, or any other damages whatsoever of any description or amount.

D.4. TERMINATION FOR CAUSE. If the Contractor fails to properly perform its obligations under this Contract in a timely or proper manner, or if the Contractor violates any terms of this Contract, the State shall have the right to immediately terminate the Contract and withhold payments in excess of fair compensation for completed services. Notwithstanding the above, the Contractor shall not be relieved of liability to the State for damages sustained by virtue of any breach of this Contract by the Contractor.

D.5. SUBCONTRACTING. The Contractor shall not assign this Contract or enter into a subcontract for any of the services performed under this Contract without obtaining the prior written approval of the State. If such subcontracts are approved by the State, they shall contain, at a minimum, sections of this Contract pertaining to "Conflicts of Interest" and "Nondiscrimination" (sections D.6. and D.7.).

        Notwithstanding any use of approved subcontractors, the Contractor shall be the prime contractor and shall be responsible for all work performed.

D.6. CONFLICTS OF INTEREST. The Contractor warrants that no part of the total Contract Amount shall be paid directly or indirectly to an employee or official of the State of Tennessee as wages, compensation, or gifts in exchange for acting as an officer, agent, employee, subcontractor, or consultant to the Contractor in connection with any work contemplated or performed relative to this Contract.

D.7. NONDISCRIMINATION. The Contractor hereby agrees, warrants, and assures that no person shall be excluded from participation in, be denied benefits of, or be otherwise subjected to discrimination in the performance of this Contract or in the employment practices of the Contractor on the grounds of disability, age, race, color, religion, sex, national origin, or any other classification protected by Federal, Tennessee State constitutional, or statutory law. The Contractor shall, upon request, show proof of such nondiscrimination and shall post in conspicuous places, available to all employees and applicants, notices of nondiscrimination.

D.8. RECORDS. The Contractor shall maintain documentation for all charges against the State under this Contract. The books, records, and documents of the Contractor, insofar as they relate to work performed or money received under this contract, shall be maintained for a period of three
        (3) full years from the date of the final payment and shall be subject to audit at any reasonable time and upon reasonable notice by the State, the Comptroller of the Treasury, or their duly appointed representatives. The financial statements shall be prepared in accordance with generally accepted accounting principles.

D.9. MONITORING. The Contractor's activities conducted and records maintained pursuant to this Contract shall be subject to monitoring and evaluation by the State, the Comptroller of the Treasury, or their duly appointed representatives.

D.10. PROGRESS REPORTS. The Contractor shall submit brief, periodic, progress reports to the State as requested.

D.11. STRICT PERFORMANCE. Failure by any party to this Contract to insist in any one or more cases upon the strict performance of any of the terms, covenants, conditions, or provisions of this Contract shall not be construed as a waiver or relinquishment of any such term, covenant, condition, or provision. No term or condition of this Contract shall be held to be waived, modified, or deleted except by a written amendment signed by the parties hereto.

D.12. INDEPENDENT CONTRACTOR. The parties hereto, in the performance of this Contract, shall not act as employees, partners, joint venturers, or associates of one another. It is expressly acknowledged by the parties hereto that such parties are independent contracting entities and that nothing in this Contract shall be construed to create an employer/employee relationship or to allow either to exercise control or direction over the manner or method by which the other transacts its business affairs or provides its usual services. The employees or agents of one party shall not be deemed or construed to be the employees or agents of the other party for any purpose whatsoever.

        The Contractor, being an independent contractor and not an employee of the State, agrees to carry adequate public liability and other appropriate forms of insurance, including adequate public liability and other appropriate forms of insurance on the Contractor's employees, and to pay all applicable taxes incident to this Contract.

D.13. STATE LIABILITY. The State shall have no liability except as specifically provided in this Contract.

D.14. FORCE MAJEURE. The obligations of the parties to this contract are subject to prevention by causes beyond the parties' control that could not be avoided by the exercise of due care including, but not limited to, acts of God, riots, wars, strikes, epidemics or any other similar cause.

D.15. STATE AND FEDERAL COMPLIANCE. The Contractor shall comply with all applicable State and Federal laws and regulations in the performance of this Contract.

D.16. GOVERNING LAW. This Contract shall be governed by and construed in accordance with the laws of the State of Tennessee. The Contractor agrees that it will be subject to the exclusive jurisdiction of the courts of the State of Tennessee in actions that may arise under this Contract. The Contractor acknowledges and agrees that any rights or claims against the State of Tennessee or its employees hereunder, and any remedies arising therefrom, shall be subject to and limited to those rights and remedies, if any, available under TENNESSEE CODE ANNOTATED, Sections 9-8-101 through 9-8-407.

D.17. COMPLETENESS. This Contract is complete and contains the entire understanding between the parties relating to the subject matter contained herein, including all the terms and conditions of the parties' agreement. This Contract supersedes any and all prior understandings, representations, negotiations, and agreements between the parties relating hereto, whether written or oral.

D.18. SEVERABILITY. If any terms and conditions of this Contract are held to be invalid or unenforceable as a matter of law, the other terms and conditions hereof shall not be affected thereby and shall remain in full force and effect. To this end, the terms and conditions of this Contract are declared severable.

D.19. HEADINGS. Section headings of this Contract are for reference purposes only and shall not be construed as part of this Contract.

E.      SPECIAL TERMS AND CONDITIONS:

E.1. CONFLICTING TERMS AND CONDITIONS. Should any of these special terms and conditions conflict with any other terms and conditions of this Contract, these special terms and conditions shall control.

E.2. COMMUNICATIONS AND CONTACTS. All instructions, notices, consents, demands, or other communications required or contemplated by this Contract shall be in writing and shall be made by facsimile transmission, by overnight courier service, or by first class mail, postage prepaid, addressed to the respective party at the appropriate facsimile number or address as set forth below OR to such other party, facsimile number, or address as may be hereafter specified by written notice.

        The State:
        Bonnie Heithcock, State Portal Manager
        Department of Finance and Administration
        312 8th Avenue, North
        16th Floor, William R. Snodgrass Tennessee Tower
        615-741-3700 (voice)
        615-532-0471 (fax)

        The Contractor:
        Debra Luling, Portal General Manager
        National Information Consortium USA, Inc.
        534 South Kansas Avenue, Suite 1210
        Topeka, KS 66603-3406
        785-296-5275
        785-296-5563

        All instructions, notices, consents, demands, or other communications shall be considered effectively given as of the day of delivery; as of the date specified for overnight courier service delivery; as of three
        (3) business days after the date of mailing; or on the day the facsimile transmission is received mechanically by the telefax machine at the receiving location and receipt is verbally confirmed by the sender if prior to 4:30 p.m. CST. Any communication by facsimile transmission shall also be sent by United States mail on the same date of the facsimile transmission.

E.3. SUBJECT TO FUNDS AVAILABILITY. The Contract is subject to the appropriation and availability of State and/or Federal funds. In the event that the funds are not appropriated or are otherwise unavailable, the State reserves the right to terminate the Contract upon written notice to the Contractor. Said termination shall not be deemed a breach of Contract by the State. Upon receipt of the written notice, the Contractor shall cease all work associated with the Contract. Should such an event occur, the Contractor shall be entitled to compensation for all satisfactory and authorized services completed as of the termination date. Upon such termination, the Contractor shall have no right to recover from the State any actual, general, special, incidental, consequential, or any other damages whatsoever of any description or amount.

E.4. BREACH. A party shall be deemed to have breached the Contract if any of the following occurs:

        I) failure to perform in accordance with any term or provision of the Contract;

        II)     partial performance of any term or provision of the Contract;

        III)    any act prohibited or restricted by the Contract, or

        IV)     violation of any warranty.

        For purposes of this contract, items I through IV shall hereinafter be referred to as a "Breach."

E.4.a. Contractor Breach--In event of a Breach by Contractor, the state shall have available the following remedies as described further herein:

E.4.a.i.   Actual Damages and any other remedy available at law or equity;

E.4.a.ii.  Liquidated Damages--the State may withhold as liquidated damages the amounts designated on Attachment A of this contract from any amounts owed Contractor.

E.4.a.ii.(1)    The State shall notify Contractor in writing of the Breach and the amounts to be withheld as Liquidated Damages.

E.4.a.ii.(2)    The parties agree that due to the complicated nature of the
                Contractor's obligations under this Contract it would be difficult to specifically designate a monetary amount for a Breach by Contractor as said amounts are likely to be uncertain and not easily proven.
                Contractor hereby represents and covenants it has carefully reviewed the liquidated damages contained in Attachment A and agree that said amounts represent a reasonable relationship between the amount and what might reasonably be expected in the event of Breach, and are a reasonable estimate of the damages that would occur from a Breach.

E.4.a.ii.(3)    It is hereby agreed between the parties that the liquidated damages represent solely the damages and injuries sustained by the State in losing the benefit of the bargain with Contractor and do not include: any injury or damage sustained by a third party and Contractor agrees that the liquidated damage amount is in addition to any amounts Contractor may owe the State pursuant to the indemnity provision or other section of this Contract;

E.4.a.ii.(4)    The State may continue to withhold the liquidated damages or a portion thereof until the Contractor cures the Breach, the State exercises its option to declare a Partial Default, or the State terminates the Contract.

E.4.a.ii.(5)    The State is not obligated to assess liquidated damages before availing itself of any other remedy.

E.4.a.ii.(6)    The State may chose to discontinue liquidated damages and avail itself of any other remedy available under this Contract or at law or equity; provided, however, Contractor shall receive a credit for said liquidated damages previously withheld except in the event of a Partial Default.

E.4.a.iii.      Partial Default

E.4.a.iii.(1)   In the event the State declares a Partial Default, the State shall provide written notice to the Contractor of the following:

E.4.a.iii.(1)(a)        The date which Contractor shall terminate providing the
                        service associated with the Breach; and

E.4.a.iii.(1)(b)        The date the State will begin to provide the service
                        associated with the Breach.

E.4.a.iii.(2)   The State may revise the time periods contained in the notice written to the Contractor.

E.4.a.iii.(3)   In the event the State declares a Partial Default, the State may withhold, together with any other damages associated with the Breach, from the amounts due the Contractor the greater of:

E.4.a.iii.(3)(a)        amounts which would be paid the Contractor to provide
                        the defaulted service as provided in subsection (4); or

E.4.a.iii.(3)(b)        the cost to the State of providing the defaulted
                        service, whether said service is provided by the State or a third party.

E.4.a.iii.(4)   To determine the amount the Contractor is being paid for any particular service, the Department shall be entitled to receive within five (5) days any requested material from Contractor. The
                State shall make the final and binding determination of said amount.

E.4.a.iii.(5)   The State may assess liquidated damages against the Contractor for any failure to perform which ultimately results in a Partial
                Default with said liquidated damages to cease when said Partial
                Default is effective.

E.4.a.iii.(6)   Upon Partial Default, the Contractor shall have no right to recover from the State any amount whether actual, general, special, incidental, consequential, or of any other whatsoever description.

E.4.a.iii.(7)   Contractor agrees to cooperate fully with the State in the event a Partial Default is taken.

E.4.a.iv.       Termination of the Contract--In the event of a Breach by
                Contractor, the State may terminate the Contract immediately or in stages.

E.4.a.iv.(1)    The Contractor shall be notified of the termination writing by the State. Said notice shall hereinafter be referred to as Termination Notice.

E.4.a.iv.(2)    The Termination Notice may specify either that the termination is to be effective immediately, on a date certain in the future, or that the Contractor shall cease operations under this Contract in stages.

E.4.a.iv.(3)    Contractor agrees to cooperate with the State in the event of a termination, Partial Default or Partial Takeover.

E.4.a.iv.(4)    In the event of a termination, the State may withhold any
                amounts which may be due Contractor without waiver of any other remedy or damages available to the State at law or at equity.

E.4.a.iv.(5)    In the event of a termination, the Contractor shall be liable to the State for any and all damages incurred by the State and any and all expenses incurred by the State which exceed the amount the State would have paid Contractor under this Contract.

E.4.b. State Breach--In the event of a Breach of contract by the State, the Contractor shall notify the State in writing within thirty (30) days of any Breach of contract by the State. Said notice shall contain a description of the Breach.

E.4.b.i. Failure by the Contractor to provide the written notice described in section E.4.b. shall operate as an absolute waiver by the Contractor of the State's Breach.

E.4.b.ii.       In no event shall any Breach on the part of the State excuse the
                Contractor from full performance under this Contract.

E.4.b.iii.      In the event of Breach by the State, the Contractor may avail itself of any remedy at law in the forum with appropriate jurisdiction; provided, however, failure by the Contractor to give the State written notice and opportunity to cure as described in section E.4.b. operates as a waiver of the State's
                Breach.

E.4.b.iv.       Failure by the Contractor to file a claim before the appropriate forum in Tennessee with jurisdiction to hear such claim within one (1) year of the notice described in section E.4.b. shall operate as a waiver of said claim in its entirety. It is agreed by the parties this provision establishes a contractual period of limitations for any claim brought by the Contractor.

E.5. PARTIAL TAKEOVER. The State may, at its convenience and without cause, exercise a partial takeover of any service which the Contractor is obligated to perform under this Contract, including but not limited to any service which is the subject of a subcontract between Contractor and a third party, although the Contractor is not in Breach (hereinafter referred to as "Partial Takeover"). Said Partial Takeover shall not be deemed a Breach of Contract by the State.

E.5.a. Contractor shall be given at least thirty (30) days prior written notice of said Partial Takeover with said notice to specify the area(s) of service the State will assume and the date of said assumption.

E.5.b. Any Partial Takeover by the State shall not alter in any way Contractor's other obligations under this Contract.

E.5.c. The State may withhold from amounts due the Contractor the amount the Contractor would have been paid to deliver the service as determined by the State. The amounts shall be withheld effective as of the date the State assumes the service.

E.5.d. Upon Partial Takeover, the Contractor shall have no right to recover from the State any actual, general, special, incidental, consequential, or any other damages whatsoever of any description or amount.

E.6. PERFORMANCE BOND. Upon approval of the Contract by all appropriate State officials in accordance with applicable State laws and regulations, the Contractor shall furnish a performance bond in the amount equal to one million dollars ($1,000,000.00), guaranteeing full and faithful performance of all undertakings and obligations under this Contract for the initial Contract term and all extensions thereof. The bond shall be in the manner and form prescribed by the State and must be issued through a company licensed to issue such a bond in the State of Tennessee.

        The Contractor shall obtain the required performance bond in form and substance acceptable to the State and provide it to the State no later than 9/8/2000. Failure to provide the performance bond prior to the deadline as required shall result in contract termination.

        In lieu of a performance bond, an irrevocable letter of credit may be substituted as a surety deposit. The substitution of a performance bond with a surety deposit, as well as the form and substance of such a surety deposit, must be approved by the State prior to its submittal and may be rejected by the State at its sole discretion.

E.7. STATE FURNISHED PROPERTY. The Contractor shall be responsible for the correct use, maintenance, and protection of all articles of nonexpendable, tangible, personal property furnished by the State for the Contractor's temporary use under this Contract. Upon termination of this Contract, all property furnished shall be returned to the State in good order and condition as when received, reasonable use and wear thereof excepted. Should the property be destroyed, lost, or stolen, the Contractor shall be responsible to the State for the residual value of the property at the time of loss.

E.8. INCORPORATION OF ADDITIONAL DOCUMENTS. Included in this Contract by reference are the following documents:

        I)      The Contract document and its attachments

        II)     All Clarifications and addenda made to the Contractor's Proposal

        III)    The Request for Proposal and its associated amendments

        IV)     Technical Specifications provided to the Contractor

        V)      The Contractor's Proposal

        In the event of a discrepancy or ambiguity regarding the Contractor's duties, responsibilities, and performance under this Contract, these documents shall govern in order of precedence detailed above.

E.9. WORKPAPERS SUBJECT TO REVIEW. The Contractor shall make all audit, accounting, or financial analysis workpapers, notes, and other documentation available for review by the

        Comptroller of the Treasury or his representatives, upon request, during normal working hours either while the analysis is in progress or subsequent to the completion of this Contract.

E.10. PUBLIC FUNDING NOTICE. All notices, informational pamphlets, press releases, research reports, signs, and similar public notices prepared and released by the Contractor relative to this Contract shall include the statement, "This project is funded under an agreement with the State of Tennessee." Any such notices by the Contractor shall be approved by the State.

E.11. PROHIBITED ADVERTISING. The Contractor shall not refer to this Contract or the Contractor's relationship with the State hereunder in commercial advertising in such a manner as to state or imply that the Contractor or the Contractor's services are endorsed.

E.12. CONFIDENTIALITY OF RECORDS. Strict standards of confidentiality of records shall be maintained in accordance with the law. All material and information provided to the Contractor by the State or acquired by the Contractor on behalf of the State whether verbal, written, magnetic tape, cards or otherwise shall be regarded as confidential information in accordance with the provisions of State law and ethical standards and shall not be disclosed, and all necessary steps shall be taken by the Contractor to safeguard the confidentiality of such material or information in conformance with State law and ethical standards.

        The Contractor will be deemed to have satisfied its obligations under this section by exercising the same level of care to preserve the confidentiality of the State's information as the Contractor exercises to protect its own confidential information so long as such standard of care does not violate the applicable provisions of the first paragraph of this section.

        The Contractor's obligations under this section do not apply to information in the public domain; entering the public domain but not from a breach by the Contractor of this Contract; previously possessed by the Contractor without written obligations to the State to protect it; acquired by the Contractor without written restrictions against disclosure from a third party which, to the Contractor's knowledge, is free to disclose the information; independently developed by the Contractor without the use of the State's information; or, disclosed by the State to others without restrictions against disclosure.

        It is expressly understood and agreed the obligations set forth in this section shall survive the termination of this Contract.

E.13. COPYRIGHTS AND PATENTS. The Contractor agrees to indemnify and hold harmless the State of Tennessee as well as its officers, agents, and employees from and against any and all claims or suits which may be brought against the State for infringement of any laws regarding patents or copyrights which may arise from the Contractor's performance of this Contract. In any such action brought against the State, the Contractor shall satisfy and indemnify the State for the amount of any final judgment for infringement. The Contractor further agrees it shall be liable for the reasonable fees of attorneys for the State in the event such service is necessitated to enforce the terms of this Contract or otherwise enforce the obligations of the Contractor to the State. The State shall give the Contractor written notice of any such claim or suit and full right and opportunity to conduct the Contractor's own defense thereof.

E.14. PUBLIC ACCOUNTABILITY. If this Contract involves the provision of services to citizens by the Contractor on behalf of the State, the Contractor agrees to establish a system through which recipients of services may present grievances about the operation of the service program, and the Contractor agrees to display a sign stating:

        "NOTICE: This Contractor is a recipient of taxpayer funding. If you observe an employee engaging in any activity which you consider to be illegal or improper, please call the State Comptroller's toll free hotline: 1-800-232-5454"

        Said sign shall be displayed in a prominent place, located near the passageway(s) through which the public passes to receive State funded services.

E.15. AUTHORIZED INDIVIDUALS. Each party hereto has provided the other party hereto with a list identifying the individuals from whom the other party is authorized to accept any notices, requests, demands, or other advice which may be given hereunder by the party providing such list. Said lists, which are attached hereto as Attachment B, shall be valid until revoked or amended by further written notice. The parties hereto shall only be entitled to rely on notices, requests, demands, or other advice given by such individuals.

E.16. YEAR 2000. Notwithstanding any provisions contained in the contract, the contractor warrants that each hardware, commercial or custom software, firmware, and middleware product delivered under this contract and listed below ("listed item") shall be able to accurately process date/time data (including, but not limited to, displaying, calculating, comparing and sequencing) from, into, and between the twentieth and twenty-first centuries, including leap year calculations, when used in accordance with the product documentation provided by the contractor and subject to the following:

        I. In the case of hardware, commercial software, firmware, or middleware, the aforementioned warranty shall apply to the extent that information technology not provided pursuant to this contract, but used in combination with the listed items, properly exchanges date/time data with it.


        II. Notwithstanding the foregoing, in cases involving any development of new software or system(s) ("custom software"), the contractor further warrants that any contractor-provided data interfaces between listed items and items or systems not provided pursuant to this contract shall accurately process date/time data, as defined above and further qualified by specific interface requirements; provided that the date/time data is accurate within the items or systems not provided.


        In any case, if the contract requires that specific listed items must perform as a system in accordance with the foregoing warranty, then that warranty shall apply to those listed products as a system. Nothing in this warranty shall be construed to limit any rights or remedies the State may otherwise have under this contract with respect to defects other than year 2000 performance.

        The remedies available to the State under this warranty shall include repair or replacement of any listed product whose non-compliance is discovered and made known to the contractor in writing within the term of that listed item's warranty, as expressed elsewhere in this agreement. The contractor shall proceed with repair or replacement immediately upon notification by the State of non-compliance, time being of the essence.

        The State of Tennessee, at its sole option, may require the contractor, at any time, to demonstrate that procedures have been established to comply with all the obligations contained herein.

        This Section shall constitute the exclusive warranty regarding the Year 2000 and is in lieu of all other Year 2000 warranties, whether express or implied, including the implied warranties of merchantability and fitness for a particular purpose.

E.17.   YEAR 2000 HOLD HARMLESS. As required by Tennessee Code Annotated,
        Section 12-4-118, the contractor shall hold harmless and indemnify the State of Tennessee; its officers and employees; and any agency or political subdivision of the State for any breach of contract caused directly or indirectly by the failure of computer software or any device containing a computer processor to accurately or properly recognize, calculate, display, sort or otherwise process dates or times.

E.18. ADDITIONAL PORTAL APPLICATION SERVICES. During the course of this Contract, the State may request the Contractor to design additional applications for the State Service Portal. The additional applications must be within the scope of this Contract. The State will provide the Contractor with documented requirements for the application and the Contractor will provide the requesting agency a proposed transaction fee or funding mechanism for the application. If the requesting agency and the Contractor mutually agree on the transaction fee or funding mechanism, the requested application and the associated transaction fee or funding mechanism will be reviewed by the Portal Advisory Committee. The Portal Advisory Committee must approve and prioritize all Portal applications. Approval of additional portal applications will be effected through an amendment to the contract before any work can begin on any approved application.

E.19. STATE OWNERSHIP OF WORK PRODUCTS. The State shall have all ownership right, title, and interest, including ownership of copyright, in all work products, including application software, source code, or modifications thereof and associated documentation, created, designed, and/or developed solely for the State under this Contract (known collectively as "Work Products"). The State shall have royalty-free, non- exclusive, and unlimited rights to use, disclose, reproduce, and/or publish, for any purpose whatsoever, all said Work Products. The Contractor shall furnish the Work Products upon request of the State, in accordance with the Contract and applicable State law. The Contractor will be able to use the application source code and documentation where they may have applicability with other state and local government entities.

E.20. CONTRACTOR PROPRIETARY PRODUCTS. The Contractor shall retain ownership right, title, and interest in the portions of the Portal applications that were not developed solely using State moneys or resources (known collectively as "Contractor Proprietary Products").

        The Contractor hereby grants the State a perpetual, royalty-free, irrevocable, unlimited, and nonexclusive right to use the Contractor Proprietary Products for the State's business purposes, including, but not limited to, use for State's business purposes by any future service providers with whom the State may contract. The Contractor warrants that Contractor is duly authorized to grant this right.

E.21. WORK PRODUCTS IN ESCROW. All Work Products and Contractor Portal Applications used to support the State Service Portal shall be maintained in escrow with an escrow agent. The State shall have access to the Products held in escrow in the event of Contractor business failure, Contractor breach of contract, Contract termination, or as necessary for disaster recovery purposes.

E.22. POST-CONTRACT TRANSITION SERVICES. In the event that a different vendor is awarded the subsequent contract, the Contractor agrees to provide continuing services as the State transitions itself to receive such services from the new vendor. The services required are those as defined under this contract and shall be provided on a month-to-month basis for a period not to exceed twelve (12) months. Charges for these services shall be at the unit rates then current at the time of contract termination.

IN WITNESS WHEREOF:

NATIONAL INFORMATION CONSORTIUM USA, INC.


--------------------------------------------------------------------------------
HARRY HERINGTON, PRESIDENT



DEPARTMENT OF FINANCE AND ADMINISTRATION:


--------------------------------------------------------------------------------
C. WARREN NEEL, PH.D., COMMISSIONER                    DATE




APPROVED:

DEPARTMENT OF FINANCE AND ADMINISTRATION:



--------------------------------------------------------------------------------
C. WARREN NEEL, PH.D., COMMISSIONER                    DATE



COMPTROLLER OF THE TREASURY:


--------------------------------------------------------------------------------
JOHN G. MORGAN, COMPTROLLER OF THE TREASURY            DATE

                                  ATTACHMENT A

                               LIQUIDATED DAMAGES
                            SERVICE LEVEL AGREEMENTS


The additional remedies identified in this section shall not be construed to limit or restrict the State's application of any other remedies available under this Contract. As used in A, B, and C below, "total monthly costs for all effected services purchased under this contract" refers to the "amount due the Contractor by the state, based upon the payment methodology described in Section
C.3 of the Contract." If, at the State's sole discretion, the Contractor is unable to meet a performance standard due to causes beyond the Contractor's control, the remedies described below may not be assessed.

A.   Portal Availability

     The following shall define the Service Level Agreement (SLA) commitment for the State Service Portal's availability:

     Performance Standard: State Service Portal available 99.7% of the time for the entire calendar month.*

     Penalty: Failure to meet the above availability requirement will result in a penalty payment of 1% of the total monthly costs for all effected services purchased under this contract. Failure to meet the above availability requirement for a second consecutive month will result in a penalty payment of 2% of the total monthly costs for all effected services purchased under this contract. Failure to meet the above availability requirement for a "n" consecutive month will result in a penalty payment of n% of the total monthly costs for all effected services purchased under this contract.

B.   Security Management

     The following shall define the SLA commitment for the State Service Portal's Security Management:

     Performance Standard: State Service Portal Security Management identifies security breaches, attempted breaches or attacks and TAKES corrective action within 2 hours of the occurrence.

     Penalty: Failure to meet the above security management requirement will result in a penalty payment of 2% of the total monthly costs for all effected services purchased under this contract for each occurrence. Failure to meet the above availability requirement for a second consecutive month will result in a penalty payment of 2.5% of the total monthly costs for all effected services purchased under this contract for each occurrence. Failure to meet the above availability requirement for a "n" consecutive month will result in a penalty payment of the prior (n minus 1) month's penalty percentage with an additional 0.5% added of the total monthly costs for all effected services purchased under this contract for each occurrence.

C.   Application Availability

     The following shall define the SLA commitment for the State Service Portal's specific application availability:

     Performance Standard: State Service Portal applications provided by the Contractor will be available to the customer 99.5% of the time for the entire calendar month.

     Penalty: Failure to meet the above application availability requirement will result in a penalty payment of 1% of the total monthly costs for all effected services purchased under this contract. Failure to meet the above availability requirement for a second consecutive month will result in a penalty payment of 2% of the total monthly costs for all effected services purchased under this contract. Failure to meet the above availability requirement for a "n" consecutive month will result in a penalty payment of n% of the total monthly costs for all effected services purchased under this contract.

* "For the entire calendar month" refers to the portion of the month that the application or portal site was implemented. All time references refer to scheduled uptime and exclude scheduled downtimes.

                                  ATTACHMENT B

                             AUTHORIZED INDIVIDUALS



The State:

      Chief of Information Systems
      Department of Finance and Administration

      State Portal Manager
      Department of Finance and Administration



The Contractor:

      Portal General Manager
      National Information Consortium USA, Inc.

      President
      National Information Consortium USA, Inc.

      President
      National Information Consortium